EXHIBIT 99.1

The Timken Company
NEWS MEDIA CONTACT:
Denise Bowler
Manager — Associate & Financial Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
P.O. Box 6932
Canton, OH 44706-0932 U.S.A.
Telephone: (330) 471-3485
Facsimile: (330) 471-4118
denise.bowler@timken.com
INVESTOR CONTACT:
Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
P.O. Box 6928
Canton, OH 44706-0928 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE
Timken Company Announces Record
Second Quarter Results; Raises Outlook
CANTON, OH — July 28, 2005 — The Timken Company today reported a 17 percent increase in sales and more than doubling of earnings per share for the second quarter of 2005, compared to a year ago.
“We are pleased to report both record sales and second-quarter earnings per share. As these results demonstrate, we have leveraged the strength of the industrial markets we serve, while improving competitiveness,” said James W. Griffith, president and CEO.
Timken reported second-quarter sales of $1.3 billion, compared to $1.1 billion last year, and net income of $67.3 million or $0.73 per diluted share, up from $25.3 million or $0.28 per diluted share a year ago. Excluding special items, earnings per diluted share were $0.77, compared to $0.33 per diluted share last year. Special items in the second quarter of 2005 totaled $3.7 million of pretax expense, including expenses for manufacturing rationalization, integration and reorganization, partially offset by a gain on the sale of a non-strategic business.
“While we are seeing strong industrial markets, automotive markets continue to be challenging. We have benefited from actions to improve our position, including price increases to recoup high raw material costs. However, these efforts have not been enough to offset significant changes occurring in the automotive industry. As a result, we are taking more aggressive actions. Over the next quarter, we will announce detailed plans to globally restructure our Automotive Group to

The Timken Company
reduce fixed costs, with targeted annual savings of approximately $40 million,” Mr. Griffith said.
     For the first half of 2005, sales were $2.6 billion, an increase of 18 percent from the prior year. Earnings per diluted share for the first six months were $1.37 in 2005, versus $0.60 in 2004. Excluding special items, earnings per diluted share in the first half of 2005 were $1.42, versus $0.64 in 2004. Special items in the first half of 2005 totaled $4.8 million of pretax expense, compared to $6.9 million a year ago.
     Excluding special items, the company’s effective tax rate for the first half of 2005 was 34.1 percent, down from 36.0 percent in the first quarter, due to higher earnings in low tax-rate jurisdictions. The company expects to maintain its rate from the first half.
     Total debt at June 30, 2005 was $842.1 million, or 38.6 percent of capital. Debt was higher than the 2004 year-end level of $779.3 million due to seasonality and higher working capital requirements to support growth. The company expects its leverage to be lower at the end of this year compared to last year.
Industrial Group Results
     For the second quarter, Industrial Group sales were $498.2 million, up 14 percent from $437.7 million last year. Sales growth was strongest in distribution, rail, mining and agriculture. In addition to strong market demand, results reflect the benefit of the company’s focus on profitable growth through new products and market expansion. During the quarter, the Industrial Group introduced a new line of Timken® industrial oil seals and expanded its maintenance tool line into the U.S. and Canada.
     Earnings before interest and taxes (EBIT) increased to $63.6 million, up 29 percent from last year’s $49.3 million. EBIT margin improved to 12.8 percent from 11.3 percent a year ago. Driving margin improvement was increased volume, favorable mix that reflected higher distribution sales and improved pricing.

The Timken Company
     For the first half of 2005, Industrial Group sales were $967.0 million, up 14 percent from a year ago, while EBIT for the first half of 2005 increased to $110.6 million — or 11.4 percent of sales — compared to 10.0 percent in the first half of 2004.
Automotive Group Results
     Automotive Group sales were $425.9 million, up 5 percent from $404.2 million in the second quarter of last year. Increased sales into medium and heavy truck markets were partially offset by decreases in light vehicle markets. The Automotive Group reported a loss before interest and taxes of $1.2 million, compared with EBIT of $6.6 million the prior year. Despite improved pricing, the decline in earnings was due principally to reduced unit volume from light vehicle customers and the impact of high raw material costs.
     Over the next quarter, the Automotive Group will announce detailed plans to restructure operations, which will reduce fixed costs. Restructuring actions are expected to require approximately two years to complete. These actions are targeted to deliver annual savings of approximately $40 million, with expected net workforce reductions of 400 to 500 positions and restructuring costs of $80 to $90 million.
     For the first half of 2005, Automotive Group sales were $846.2 million, up 3 percent from the first half of last year. The Group recorded a loss of $6.3 million for the first half, compared to EBIT of $24.9 million in the first half of 2004.
Steel Group Results
     For the second quarter, Steel Group sales were $445.3 million, up 35 percent from $330.4 million last year. The sales growth in the alloy and specialty steel businesses reflected strong demand from industrial customers as well as price increases and surcharges to recover high raw material and energy costs.

The Timken Company
     EBIT was $56.7 million compared to $3.0 million last year. Increased volume, price increases, surcharges and continued high labor productivity drove the strong EBIT performance. During the quarter, the company also benefited from its investment in the new continuous rolling mill at its specialty steel operation in Latrobe, Pennsylvania.
     Last year’s second quarter EBIT was reduced by nearly $8 million due to an unplanned shutdown of the Faircrest steel plant.
     For the first half, Steel Group sales were $912.8 million, up 43 percent over the first half of last year. EBIT for the first half was a record $120.5 million — or 13.2 percent of sales — compared to 0.9 percent of sales in the first half of 2004. Steel Group’s second half results are expected to be lower than the record first half due to seasonality and lower raw material surcharges.
Outlook
     As a result of the company’s strong second-quarter performance and improved outlook for the year, the company is estimating third-quarter earnings per diluted share, excluding special items, of $0.50 to $0.55 and increasing its full-year estimates to $2.40 to $2.55 from $2.05 to $2.20. The improved outlook reflects continued strong industrial markets, benefiting the Industrial and Steel Groups, which should more than offset continued challenges within automotive markets.
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Thursday, July 28, 2005 11:00 a.m. Eastern Daylight Time

The Timken Company

All Callers	Live Dial-In: 706-634-0975 (Call in 10 minutes prior to be included) Replay Dial-In through August 4, 2005: 706-645-9291 Conference ID: 3420202

Live Web cast:	www.timken.com
     The Timken Company (NYSE: TKR; www.timken.com) keeps the world turning, with innovative ways to make customers’ products run smoother, faster and more efficiently. Timken’s highly engineered bearings, alloy steels and related products and services turn up everywhere — on land, on the seas and in space. With operations in 27 countries, sales of $4.5 billion in 2004 and 26,000 employees, Timken is Where You Turn™ for better performance.
Certain statements in this news release (including statements regarding the Company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements contained in the paragraph under the heading “Outlook” are forward-looking. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the results of the Company’s discussions with the union that represents Company associates at the Canton area manufacturing facilities and possible loss of future business due to uncertainty concerning the Company’s labor situation; fluctuations in raw material costs and the operation of the Company’s surcharge mechanisms; the Company’s ability to respond to the rapid improvement in the industrial markets; changes in the Company’s effective tax rate; and the impact on operations of general economic conditions, higher raw material and energy costs, fluctuations in customer demand and the Company’s ability to achieve the benefits of its future and ongoing programs, including the implementation of its Automotive Group restructuring, manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, in the Company’s 2004 Annual Report, page 64 and in the Company’s Form 10-Q for the quarter ended March 31, 2005. The Company undertakes no obligation to update or revise any forward-looking statement.

CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
(Thousands of U.S. dollars, except share data)	2Q 05	2Q 04	Six Months 05	Six Months 04	2Q 05	2Q 04	Six Months 05	Six Months 04

Net sales	$1,324,678	$1,130,287	$2,629,218	$2,229,072	$1,324,678	$1,130,287	$2,629,218	$2,229,072
Cost of products sold	1,041,818	923,700	2,073,384	1,818,586	1,041,818	923,700	2,073,384	1,818,586
Manufacturing rationalization / Integration/Reorganization expenses — cost of products sold	6,048	1,000	7,172	2,376	—	—	—	—

Gross Profit	$276,812	$205,587	$548,662	$408,110	$282,860	$206,587	$555,834	$410,486
Selling, administrative & general expenses (SG&A)	161,464	141,133	325,094	279,848	161,464	141,133	325,094	279,848
Manufacturing rationalization/Integration/Reorganization expenses — SG&A	278	6,258	687	10,246	—	—	—	—
Impairment and restructuring	(44)	329	(44)	1,059	—	—	—	—

Operating Income	$115,114	$57,867	$222,925	$116,957	$121,396	$65,454	$230,740	$130,638
Other expense	(3,022)	(5,288)	(8,168)	(14,107)	(3,022)	(5,288)	(8,168)	(14,107)
Special items — other income	2,609	—	2,995	6,794	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$114,701	$52,579	$217,752	$109,644	$118,374	$60,166	$222,572	$116,531
Interest expense, net	(13,087)	(11,707)	(25,189)	(22,852)	(13,087)	(11,707)	(25,189)	(22,852)

Income Before Income Taxes	$101,614	$40,872	$192,563	$86,792	$105,287	$48,459	$197,383	$93,679
Provision for income taxes	34,280	15,531	66,994	32,981	34,153	18,414	67,308	35,598

Net Income	$67,334	$25,341	$125,569	$53,811	$71,134	$30,045	$130,075	$58,081

Earnings Per Share	$0.74	$0.28	$1.38	$0.60	$0.78	$0.33	$1.43	$0.65
Earnings Per Share-assuming dilution	$0.73	$0.28	$1.37	$0.60	$0.77	$0.33	$1.42	$0.64
Average Shares Outstanding	91,189,208	89,698,030	90,981,208	89,492,987	91,189,208	89,698,030	90,981,208	89,492,987
Average Shares Outstanding-assuming dilution	91,817,375	90,552,362	91,828,505	90,356,032	91,817,375	90,552,362	91,828,505	90,356,032

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/integration/reorganization and special charges and credits for all periods shown

BUSINESS SEGMENTS

(Thousands of U.S. dollars)	2Q 05	2Q 04	Six Months 05	Six Months 04

Industrial Group
Net sales to external customers	$497,523	$437,416	$965,972	$847,685
Intersegment sales	628	278	1,026	567

Total net sales	$498,151	$437,694	$966,998	$848,252
Adjusted earnings before interest and taxes (EBIT) * (2)	$63,629	$49,311	$110,628	$85,077
Adjusted EBIT Margin (2)	12.8%	11.3%	11.4%	10.0%
Automotive Group
Net sales to external customers	$425,949	$404,163	$846,214	$819,765
Adjusted (loss) earnings before interest and taxes (EBIT) * (2)	($1,217)	$6,607	($6,317)	$24,930
Adjusted EBIT (Loss) Margin (2)	-0.3%	1.6%	-0.7%	3.0%
Steel Group
Net sales to external customers	$401,206	$288,708	$817,032	$561,622
Intersegment sales	44,131	41,686	95,736	78,103

Total net sales	$445,337	$330,394	$912,768	$639,725
Adjusted earnings before interest and taxes (EBIT) * (2)	$56,748	$3,026	$120,473	$5,750
Adjusted EBIT Margin (2)	12.7%	0.9%	13.2%	0.9%

(*) Industrial Group, Automotive Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(2) EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments and EBIT disclosures are responsive to investors.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Thousands of U.S. Dollars)	June 30, 2005	Dec 31, 2004
Short-term debt	$232,487	$158,690
Long-term debt	609,627	620,634

Total Debt	842,114	779,324
Less: cash and cash equivalents	(66,980)	(50,967)

Net Debt	$775,134	$728,357

Net debt	$775,134	$728,357
Shareholders’ equity	1,342,163	1,269,848

Net debt + shareholders’ equity (Capital)	$2,117,297	$1,998,205

Ratio of Net Debt to Capital	36.6%	36.5%

This reconciliation is provided as additional relevant information about Timken’s financial position. Management believes Net Debt is more representative of Timken’s indicative financial position, due to a temporary increase in cash and cash equivalents.
Reconciliation of GAAP net income and EPS — Basic and Diluted as previously disclosed.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/integration/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain on the sale of non-strategic assets.

					Six Months
	2Q 05		2Q 04		05		04
(Thousands of U.S. dollars, except share data)	$	EPS	$	EPS	$	EPS	$	EPS

Net income	$67,334	$0.73	$25,341	$0.28	$125,569	$1.37	$53,811	$0.60
Pre-tax special items:
Manufacturing rationalization/integration/reorganization expenses — cost of products sold	6,048	0.07	1,000	0.01	7,172	0.07	2,376	0.03
Manufacturing rationalization/integration/reorganization expenses — SG&A	278	0.00	6,258	0.07	687	0.01	10,246	0.11
Impairment and restructuring	(44)	(0.00)	329	0.00	(44)	(0.00)	1,059	0.01
Special items — other (income) expense:
Gain on sale of non-strategic assets	(2,570)	(0.03)	—	—	(2,570)	(0.03)	—	—
CDSOA receipts, net of expenses	—	—	—	—	—	—	(7,743)	(0.09)
Adoption of FIN 46 for investment in PEL	—	—	—	—	—	—	949 (3)	0.01
Other	(39)	(0.00)	—	—	(425)	(0.00)	—	—
Tax effect of special items	127	0.00	(2,883)	(0.03)	(314)	(0.00)	(2,617)	(0.03)

Adjusted net income	$71,134	$0.77	$30,045	$0.33	$130,075	$1.42	$58,081	$0.64

(3) In the first quarter of 2004, Timken adopted Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (FIN 46). Timken concluded that its investment in a joint venture, PEL, was subject to the provisions of FIN 46 and that Timken was the primary beneficiary of PEL. Accordingly, Timken consolidated PEL, effective March 31, 2004, which resulted in a charge to earnings related to the cumulative effect of change in accounting principle.
Reconciliation of Outlook Information —
Expected earnings per diluted share for the full year and third quarter exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/integration/reorganization expenses, gain on the sale of non-strategic assets, and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any additional payments under the CDSOA in 2005 and if so, in what amount. If we do receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONSOLIDATED BALANCE SHEET	June 30	Dec 31
(Thousands of U.S. dollars)	2005	2004

ASSETS
Cash & cash equivalents	$66,980	$50,967
Accounts receivable	808,276	717,425
Deferred income taxes	91,022	90,066
Inventories	963,862	874,833

Total Current Assets	$1,930,140	$1,733,291
Property, plant & equipment	1,522,606	1,583,425
Goodwill	188,005	189,299
Other assets	445,192	408,056

Total Assets	$4,085,943	$3,914,071

LIABILITIES
Accounts payable & other liabilities	$518,388	$504,585
Short-term debt	232,487	158,690
Accrued expenses	437,659	353,623

Total Current Liabilities	$1,188,534	$1,016,898
Long-term debt	609,627	620,634
Accrued pension cost	404,881	468,644
Accrued postretirement benefits cost	494,978	490,366
Other non-current liabilities	45,760	47,681

Total Liabilities	$2,743,780	$2,644,223

SHAREHOLDERS’ EQUITY	1,342,163	1,269,848

Total Liabilities and Shareholders’ Equity	$4,085,943	$3,914,071

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended		For the six months ended
	June 30	June 30	June 30	June 30
(Thousands of U.S. dollars)	2005	2004	2005	2004

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$67,334	$25,341	$125,569	$53,811
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	53,599	51,409	107,699	105,337
Other	(4,137)	8,995	(4,410)	12,225
Changes in operating assets and liabilities:
Accounts receivable	(41,480)	(16,344)	(123,722)	(103,672)
Inventories	(48,117)	(4,081)	(124,594)	(19,848)
Other assets	(16,272)	(10,696)	(28,619)	(18,504)
Accounts payable and accrued expenses	41,203	(31,448)	76,816	(34,731)
Foreign currency translation loss	4,231	1,833	7,435	3,309

Net Cash Provided (Used) by Operating Activities	$56,361	$25,009	$36,174	($2,073)

INVESTING ACTIVITIES
Capital expenditures	($51,331)	($31,247)	($83,226)	($55,696)
Other	3,622	2,188	3,910	89
Proceeds from disposals of non-strategic assets	10,881	—	10,881	—
Acquisitions	—	(6,275)	(6,556)	(7,824)

Net Cash Used by Investing Activities	($36,828)	($35,334)	($74,991)	($63,431)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	($13,728)	($11,675)	($27,414)	($23,289)
Proceeds from exercise of stock options	2,505	5,930	12,580	10,202
Net borrowings on credit facilities	10,470	48,110	75,932	114,991

Net Cash (Used) Provided by Financing Activities	($753)	$42,365	$61,098	$101,904
Effect of exchange rate changes on cash	($3,568)	$414	($6,268)	$2,443
Increase in Cash and Cash Equivalents	15,212	32,454	16,013	38,843
Cash and Cash Equivalents at Beginning of Period	$51,768	$35,015	$50,967	$28,626

Cash and Cash Equivalents at End of Period	$66,980	$67,469	$66,980	$67,469